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                                                                    Exhibit 21_1


                 Subsidiaries of  Moran Transportation Company
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Moran Towing Corporation

Moran Towing of Texas, Inc.

Seaboard Barge Corporation

Petroleum Transport Corporation

Moran Bulk Corporation

Moran Insurance Company Limited

Moran Services Corporation

Moran Towing of Delaware, Inc.

Jakobson Shipyard, Inc.

Moran Shipyard Corporation

Hampton Roads Land Co., Inc.

Portsmouth Navigation Corporation

Moran Barge Corporation

Curtis Bay Towing Company of Virginia

Curtis Bay Towing Company of Pennsylvania

Florida Towing Company